UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 3, 2017

SEACOAST BANKING CORPORATION OF FLORIDA

(Exact Name of Registrant as Specified in its Charter)

Florida	001-13660	59-2260678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Colorado Avenue, Stuart, Florida	34994
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (772) 287-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 3, 2017, the Bank entered into a Transition Agreement with Stephen A. Fowle, current Chief Financial Officer of Seacoast Banking Corporation of Florida’s (“Seacoast” or the “Company”) and its principal subsidiary, Seacoast National Bank (the “Bank”) (the “Transition Agreement”). The Transition Agreement provides that Mr. Fowle’s employment with the Company and the Bank will terminate on March 31, 2017. The agreement further provides that Mr. Fowle will be entitled to certain severance benefits upon the execution of a mutual release of claims against the Bank and its affiliates. Pursuant to the terms of the Transition Agreement, Mr. Fowle will be entitled to receive a payment in the amount of $165,000 no later than 15 days following the effective date of the release. Mr. Fowle will be entitled to receive an additional payment in the amount of $82,500 on October 1, 2017 in the event Mr. Fowle has not obtained new employment. Subject to certain exceptions, Mr. Fowle will not be entitled to such additional payment in the event he has obtained new employment on or before such date. The Bank will make a lump sum payment to Mr. Fowle equal to 18 months of certain COBRA insurance premiums. In addition, certain of Mr. Fowle’s unvested and outstanding shares of restricted stock will vest and certain unvested and outstanding performance options will vest and become exercisable. The Transition Agreement requires Mr. Fowle be subject to certain restrictive covenants, which include non-solicitation of Bank customers and employees, and non-disclosure of confidential and proprietary information about the Bank, its employees, customers and clients.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOAST BANKING CORPORATION OF FLORIDA

Date: February 3, 2017	By:	/s/ Dennis S. Hudson, III
Dennis S. Hudson, III
Chairman and Chief Executive Officer